Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR THIRD QUARTER OF 2021

Highlights from Third Quarter 2021 Results:

•Net Sales of $89.3 million – up 27% from third quarter 2020
•Net income of $6.4 million
•Strong order activity throughout the quarter
•Divestiture of commercial business

DALTON, GEORGIA (November 12, 2021) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended September 25, 2021. For the third quarter of 2021, the Company's continuing operations had net sales of $89,294,000 and income of $5,597,000. Our net sales for the third quarter of 2020 were $70,035,000. The net income from continuing operations in the third quarter of 2020 was $175,000. On September 13, 2021, the Company sold its commercial business. Net sales and expenses related to the commercial business have been presented as discontinued operations in the Company’s financial statements included with this press release and, unless stated otherwise, within the numbers presented within the press release.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “With the sale of our commercial business, the third quarter was the beginning of our Company as a residential floorcovering only focus. During the quarter, we continued to gain market share and began significant changes, which we believe will enhance our future prospects. Net sales of our residential floorcovering products were up 26%, comparing favorably to the industry which we believe was up approximately high-single digits. For the first nine months of the year, our total net sales of residential products was up 49% over the same period in the prior year. This significant year over year increase in the net sales of our residential floor covering products was the result of the impact of the COVID-19 pandemic in 2020 and strong growth in new and existing home sales and home remodeling in 2021. The departure of STAINMASTER® from the residential market represents a major change, but one which offers opportunities for growth and repositioning. We are implementing strategies to help our customers transition to our new brands, EnVision66™, EnVisionSD™ Pet Solutions. Our TRUCOR® brand has continued to grow even more rapidly than the LVF market. With additional cutting-edge products and focus on domestic sourcing, we feel we can continue growing faster than the marketplace. As part of our commitment to the upper end of the decorative market, we are bringing two new collections to the market. Our Masland 1866 and Fabrica Décor product offerings bring a large number of fresh and distinctive looks, which are designed to complement our offering for the design community.

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The Dixie Group Reports Third Quarter 2021 Results

November 12, 2021

Our residential business in the third quarter continued to be very strong. Net sales were 27% ahead of same period in the prior year, including sales of soft surface products that were up 22% and hard surfaces up 73%. Order entry remained well above prior year levels throughout the quarter.

We launched several new products in both soft and hard surfaces during the third quarter. Many of these had been delayed from second quarter due to the ransomware attack. On the soft surface side, we launched 13 new styles including EnVision66™, EnVisionSD™ Pet Solutions, and new decorative segment introductions. We now have 40 products in our EnVision™ family of nylon 6,6 carpets.

In hard surfaces, we launched TRUCOR® Applause, our new domestically sourced SPC offering with eight SKUs. It has quickly generated a significant level of interest and order activity from the market, and we are working with our vendor to maximize production on these SKUs. We also launched our TRUCOR® 3DP program with 16 SKUs, including wood and stone looks. TRUCOR® 3DP features high resolution digital printing directly onto an SPC core, instead of the traditional film used in most SPC and WPC products, to create the wood plank or stone visual. Like all SPC products, TRUCOR® 3DP is waterproof and can be easily installed over most existing hard surface floors and subfloors with minimal floor preparation. The additional benefits of this technology include sharp, realistic visuals, virtual elimination of pattern repeats found in film-based products, and a highly durable AC5 scratch resistance rating.

During the third quarter, we also executed the specialty retail transition away from the STAINMASTER® and PetProtect® brands to our EnVision66™ and EnVisionSD™ Pet Solutions brands. This included producing, distributing, and in some cases installing new labels on our products throughout our specialty retail channel. As part of this effort, we executed full floor resets on 217 retail stores who have joined our new Premier Flooring Center network. Through the PFC program we delivered a turnkey solution for retailers who had been closely aligned with the STAINMASTER® brand in the past. With a beguiling tagline, “It Matters Where You Buy Flooring”, the PFC program offers a best in class selling system which promotes higher tickets and retail margins, highlights the benefits of high-quality carpets made with nylon 6,6, and refreshes the showroom with up-to-date merchandising and messaging. The PFC program has been very well received and is a foundation for future growth in the specialty retail channel,” Frierson Concluded.

Our gross profit as a percentage of net sales was 27.9% for the third quarter of 2021, compared to our 24.5% gross profit margin in the third quarter of 2020. The higher margins in the third quarter of 2021 were driven by higher pricing in the current period matched against prior period costs. Although the Company benefited from the favorable margins in the third quarter, we continue to receive cost increases for our raw materials that can have an unfavorable impact on future margins. Our selling and administrative expenses for the quarter were 20.3% of net sales compared to our level of 21.8% in the third quarter of 2020 as we continue to retain many of the cost saving initiatives implemented as part of our response to the COVID-19 pandemic. Our receivables increased $9.1 million as compared to the third quarter in 2020, primarily due to higher sales for the period. Net inventories increased $15.3 million compared to the third quarter in 2020. Our accounts payable and accrued expenses increased by $12.2 million year over year due to higher volumes and higher costs. Our capital expenditures for the third quarter of 2021 were approximately $2 million and are planned for 2021 level of approximately $5.0 million. Interest expense was $1.2 million for the third quarter of 2021 and debt decreased by $17.5 million during the quarter. Our availability at the end of the quarter was $54.1 million under our line of credit with our senior credit facility.

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The Dixie Group Reports Third Quarter 2021 Results

November 12, 2021

The Company recorded income from discontinued operations of $836 thousand on the quarter. Discontinued operations includes a $2.7 million gain from the sale of our commercial business offset by losses from the operations of the commercial business. Discontinued operations for the year to date were recorded at a loss of $1.3 million as a result of losses from the commercial business.

The momentum of our sales of residential products has continued into the fourth quarter. For the first five weeks of the quarter, our sales are up 20% compared to a strong performance a year ago. Due to increased cost pressure on many fronts, industry wide price increases were announced during the third quarter. Additional price increases have been announced for year-end as raw material, labor and transportation costs have continued to escalate.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at https://investor.dixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on November 12, 2021. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13723869 at least 10 minutes before the appointed time. The Dixie Group, Inc. is a leading marketer and manufacturer of carpet and rugs to higher-end residential customers through the Fabrica International, Masland Carpets, and Dixie Home brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2021 Results

November 12, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
		(Restated)		(Restated)
NET SALES	$89,294	$70,035	$252,022	$175,354
Cost of sales	64,365	52,910	187,657	137,585
GROSS PROFIT	24,929	17,125	64,365	37,769
Selling and administrative expenses	18,132	15,247	50,828	42,274
Other operating expense, net	(131)	(172)	(96)	(163)
Facility consolidation and severance expenses, net	88	515	183	1,785
OPERATING INCOME (LOSS)	6,840	1,535	13,450	(6,127)
Interest expense	1,179	1,561	3,750	4,204
Other income, net	2	92	1	85
Income (loss) from continuing operations before taxes	5,659	(118)	9,699	(10,416)
Income tax provision	62	(293)	597	(748)
Income (loss) from continuing operations	5,597	175	9,102	(9,668)
Income (loss) from discontinued operations, net of tax	836	685	(1,348)	778
NET INCOME (LOSS)	$6,433	$860	$7,754	$(8,890)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.35	$0.01	$0.58	$(0.63)
Discontinued operations	0.05	0.04	(0.09)	0.05
Net income (loss)	$0.40	$0.05	$0.49	$(0.58)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.35	$0.01	$0.58	$(0.63)
Discontinued operations	0.05	0.04	(0.09)	0.05
Net income (loss)	$0.40	$0.05	$0.49	$(0.58)

Weighted-average shares outstanding:
Basic	15,123	15,334	15,109	15,340
Diluted	15,253	15,454	15,239	15,340

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The Dixie Group Reports Third Quarter 2021 Results

November 12, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 25, 2021	December 26, 2020
ASSETS	(Unaudited)	(Restated)
Current Assets
Cash and cash equivalents	$1,245	$1,920
Receivables, net	41,970	32,902
Inventories, net	83,194	67,900
Prepaids and other current assets	6,100	7,979
Current assets of discontinued operations	10,404	23,464
Total Current Assets	142,913	134,165

Property, Plant and Equipment, Net	49,489	52,905
Operating Lease Right-Of-Use Assets	18,284	21,151
Other Assets	20,805	16,975
Long-term assets of discontinued operations	3,579	8,506
TOTAL ASSETS	$235,070	$233,702

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$21,448	$15,106
Accrued expenses	25,345	19,483
Current portion of long-term debt	2,707	6,116
Current portion of operating lease liabilities	2,611	3,089
Current liabilities of discontinued operations	13,714	11,502
Total Current Liabilities	65,825	55,296

Long-Term Debt, Net	57,712	72,041
Operating Lease Liabilities	16,298	18,630
Other Long-Term Liabilities	17,259	17,636
Long-term liabilities of discontinued operations	5,702	6,308
Stockholders' Equity	72,274	63,791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$235,070	$233,702

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